Exhibit 99.1

STEVEN DINUNZIO JOINS WINDTAMER CORPORATION BOARD OF DIRECTORS

ROCHESTER, NY - (Marketwire - 1/4/10) - WindTamer Corporation ("WindTamer" or the "Company") (OTC:BB:WNDT-News), a developer and manufacturer of a patented new wind turbine technology, announced today that Steven DiNunzio has been elected as an independent member of the Company's Board of Directors.

Mr. DiNunzio is currently CFO of Diamond Notch Asset Management, LLC, a multi-strategy investment advisor with approximately $430 million of assets under management.   His responsibilities at the company include accounting and financial management and reporting, middle and back office operations and managing service provider relationships, for administration, audit, tax and most prime broker relationships for the Diamond Notch Funds.

Prior to joining Diamond Notch Asset Management, from 2002 to 2007 Mr. DiNunzio held several positions in the Fund Derivatives Department at BNP Paribas and Zurich Capital Markets, most recently as Director and Head of Fund Derivatives Operations for BNP Paribas in New York.  Previous to that, Mr. DiNunzio was a Director at Dune Partners, Ltd., a London based hedge fund where his responsibilities included directing operations, compliance and finance.  Mr. DiNunzio has also held various positions at Swiss Bank/UBS in the Foreign Exchange, Middle Office and Program Management groups.

Mr. DiNunzio holds a Bachelors of Business Administration from Pace University and is a CFA Charter holder.

"We are very pleased that Steve DiNunzio has agreed to join the WindTamer team," said Gerald E. Brock, WindTamer's Chairmain and Chief Executive Officer.  "Steve's skills and his long experience in the financial services industry will bring a valuable perspective to our Board of Directors."

About WindTamer Corporation
 WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize our patented technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com